Computation of Ratios
                       Ratio of Earnings to Fixed Charges


                                         Year Ended December 31,
                                    1993         1994          1995
                                   ------       ------        ------
EARNINGS
 ADD:
  Pretax income from
   continuing operations ......... (3,657)     (202,710)     (486,962)
  Fixed charges ..................      --       27,271       169,821
  Amortization of capitalized
   interest ......................      --           --            --
                                   ------      --------      --------
                                   (3,657)     (175,439)     (317,141)
SUBTRACT:
  Interest capitalized ...........                            114,438
  Minority interest in pre-tax
   income of subs that have not
   incurred fixed charges ........     --            --            --
                                   ------      --------      --------
                                        --           --       114,438
    Total Earnings ............... (3,657)     (175,439)     (431,579)

FIXED CHARGES
  Interest expensed ..............      --       27,271        42,401
  Interest capitalized ...........      --           --       114,438
  Amortization of debt
   financing costs ...............      --           --        12,982
                                   ------      --------      --------
    Total Fixed Charges ..........      --       27,271       169,821
    Ratio of earnings to
     fixed charges ...............      --        (6.43)        (2.54)


                                                                      Three Months Ended
                                        Year Ended December 31,            March 31,
                                         1996            1997          1997          1998
                                         ----            ----      --------          ----
EARNINGS
 ADD:
  Pretax income from
   continuing operations ......... (1,045,984)     (2,301,226)     (288,982)     (684,652)
  Fixed charges ..................    268,086         309,082        39,807       116,756
  Amortization of capitalized
   interest ......................         --           4,814            --         1,793
                                   ----------      ----------      --------      --------
                                     (777,898)     (1,987,330)     (249,175)     (566,103)
SUBTRACT:
  Interest capitalized ...........    180,501         142,457        35,452        20,205
  Minority interest in pre-tax
   income of subs that have not
   incurred fixed charges ........    248,039         994,000        91,985       292,423
                                   ----------      ----------      --------      --------
                                      428,540       1,136,457       127,437       312,628
    Total Earnings ............... (1,206,438)     (3,123,787)     (376,612)     (878,731)

FIXED CHARGES
  Interest expensed ..............     75,365         141,811            --        91,816
  Interest capitalized ...........    180,501         142,457        35,452        20,205
  Amortization of debt
   financing costs ...............     12,220          24,814         4,355         4,735
                                   ----------      ----------      --------      --------
    Total Fixed Charges ..........    268,086         309,082        39,807       116,756
    Ratio of earnings to
     fixed charges ...............      (4.50)         (10.11)        (9.46)        (7.53)